As filed with the Securities and Exchange Commission on April 21, 1999
                                         Registration Statement No. 333-________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TOWER REALTY TRUST, INC.
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Maryland
 -------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   13-3938558
 -------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                          292 Madison Avenue, 3rd Floor
                            New York, New York 10017
                                 (212) 448-1864
 -------------------------------------------------------------------------------
 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              Lester S. Garfinkel
Executive Vice President--Finance and Administration and Chief Financial Officer
                         292 Madison Avenue, 3rd Floor
                            New York, New York 10017
                              (212) 448-1864
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
 -------------------------------------------------------------------------------
                                 copy to:
                         Steven L. Lichtenfeld, Esq.
                            Battle Fowler LLP
                            75 East 55th Street
                         New York, New York 10022
                             (212) 856-7000

         Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        Calculation of Registration Fee

                                                                                  Proposed
 Title of each class                                      Proposed                maximum
 of securities to be                Amount           maximum offering         aggregate offering        Amount of
    registered                  to be registered      price per unit (2)          price             registration fee
----------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par
     value per share            4,787,975(1)         $19.875                  $95,161,003              $26,454.76
----------------------------------------------------------------------------------------------------------------------------


(1) Includes 1,684,770 shares potentially issuable in exchange for a like number of units of limited partnership interest in Tower Realty Operating Partnership, L.P.

(2) Estimated solely for the purpose of determining the Registration Fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of Common Stock of the Registrant is based upon the average of the high and low reported sales prices of the Common Stock on the New York Stock Exchange Composite Transaction Tape on April 16, 1999.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion Dated April 21, 1999

Prospectus

                                               TOWER REALTY TRUST, INC.
                                           4,787,975 Shares of Common Stock

                                                ----------------------

     This Prospectus relates to the offer and sale from           Common  Stock may  place or at other  prices to which
time to time by the persons  listed  under the "Selling           they agree.
Stockholders"  section  of  this  Prospectus  of  up to
4,787,975  shares of our Common  Stock.  We have issued               The Selling  Stockholders  will pay any brokerage
3,103,205 shares of restricted  Common Stock to certain           fees or  commissions  relating  to the sales by them.
Selling  Stockholders  and may issue further  shares of           See "Plan of  Distribution."  The registration of the
our Common Stock to the extent  certain  other  Selling           Selling  Stockholders'  shares  does not  necessarily
Stockholders   exchange   their   1,684,770   units  of           mean that any of them will sell their shares. Certain
beneficial  interest  held by  them in our  subsidiary,           of the Selling Stockholders are obligated by contract
Tower Realty Operating Partnership,  L.P., for an equal           not to sell their Common Stock until October 9, 1999,
number of shares of Common  Stock.  We are  filing  the           unless such  obligation is waived by the  appropriate
registration  statement of which this  Prospectus  is a           parties.
part to  fulfill  our  contractual  obligations  to the
holders of  securities  discussed  above and to provide               We will not receive any proceeds from the sale of
them with freely tradable securities.                             shares of Common  Stock by the Selling  Stockholders.
                                                                  We  have   agreed  to  bear   certain   expenses   of
     Our  Common  Stock  trades  on the New York  Stock           registering   the  Common   Stock   covered  by  this
Exchange  under the  symbol  "TOW."  The  shares  being           Prospectus under Federal and state securities laws.
registered  pursuant to the  registration  statement of
which this  Prospectus is a part are subject to certain               The  Selling   Stockholders  and  any  agents  or
restrictions  on  ownership  and  transfer  designed to           broker-dealers  that  participate  with  them  in the
assist  us in  maintaining  our  status  a real  estate           distribution   of  Common   Stock   covered  by  this
investment  trust for federal income tax purposes.  See           Prospectus  may be deemed  "underwriters"  within the
"Restrictions on Transfers."                                      meaning of the  Securities  Act of 1933,  as amended,
                                                                  and any commissions received by them on the resale of
     The Selling  Stockholders,  from time to time, may           Common  Stock  may  be  deemed  to  be   underwriting
offer  the  shares  of  Common  Stock  covered  by  this           commissions or discounts  under the  Securities  Act.
Prospectus  on the New York Stock  Exchange or in other           See "Plan of  Distribution."  See "Description of Our
markets where our                                                 Stock-Registration    Rights"   for   indemnification
                                                                  arrangements  between  the  Company  and the  Selling
                                                                  Stockholders.

                                                ----------------------



         Investing in shares of our Common Stock involves various risks. In considering whether to purchase shares of our Common Stock, you should carefully consider the matters discussed under "Risk Factors" beginning on page 7 of this Prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                      The date of this Prospectus is , 1999

                                TABLE OF CONTENTS

                                                                            Page



Available Information..........................................................3
Incorporation of Certain Documents by Reference................................3
Forward-looking Information....................................................4
Prospectus Summary.............................................................5
Risk Factors...................................................................7
Our Company...................................................................15
What Stockholders Will Receive in the Merger If It Occurs.....................15
Use of Proceeds...............................................................18
Description of Our Stock......................................................19
Federal Income Tax Considerations.............................................29
Selling Stockholders..........................................................40
Plan of Distribution..........................................................42
Experts.......................................................................43
Legal Matters.................................................................44

                              AVAILABLE INFORMATION

           We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register the Common Stock offered in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at "http://www.sec.gov."

           We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copies and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the New York Stock Exchange under the symbol "TOW." You may read our reports, proxy and other information statements which we file at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

           o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

           o Our proxy statement, dated April 14, 1999, with respect to the special meeting of stockholders to be held on May 14, 1999.

           o Our Current Reports on Form 8-K (i) dated December 7, 1998 and filed December 18, 1998 (relating to the execution of a merger agreement with Metropolitan Partners LLC and the purchase by Metropolitan Partners LLC of 2,169,197 shares of our preferred stock) and (ii) dated December 31, 1997 and filed January 14, 1998, as amended on March 2, 1998 (relating to a property acquisition by the Company).

           o    The  description   of  our  Common   Stock   contained  in  our
                Registration Statement on Form 8-A, dated September 16, 1997.

           You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Tower Realty Trust, Inc., 292 Madison Avenue, 3rd Floor, New York, New York, 10017. Telephone requests may be directed to (212) 448-1864.

           This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

           Statements contained in this Prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                           FORWARD-LOOKING INFORMATION

           Certain information both included and incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates, competition, supply and demand for office space in our current and proposed market areas and general accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

                               PROSPECTUS SUMMARY

           This Summary only highlights the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire Prospectus carefully before deciding whether to purchase shares of our Common Stock.

Some Important Terms

           Although Tower Realty Trust, Inc. and Tower Realty Operating Partnership, L.P. and their subsidiaries and affiliates are separate legal entities, for ease of reference, the terms "we," "us" and "our" used in this Prospectus refer to the business and properties of all of these entities, unless the context indicates otherwise. For ease of reference and clarity, in this Prospectus we sometimes refer to Tower Realty Trust, Inc. and its predecessors, subsidiaries and affiliates as the "Company" and Tower Realty Operating Partnership, L.P. and its subsidiaries and affiliates as the "Operating Partnership." In addition, in this Prospectus we refer to our common stock, par value $0.01 per share, as the "Common Stock" and the units of limited partnership interest in the Operating Partnership as the "OP Units."

                                 ________________


                                   The Company

           We are an independent, comprehensive real estate company that manages all aspects of its operations internally. Through our controlling interest in the Operating Partnership we are engaged in developing, acquiring, owning, renovating, managing and leasing office properties primarily in the Manhattan, Phoenix/Tucson and Orlando markets. We were organized in March 1997 for the purpose of continuing and expanding the commercial real estate business of our predecessor, Tower Equities & Realty Corp. Our Common Stock trades on the New York Stock Exchange under the symbol "TOW."

           We are incorporated under the laws of the State of Maryland. Our principal executive offices are located at 292 Madison Avenue, 3rd Floor, New York, New York 10017. Our phone number is (212) 448-1864.

                                   The Merger

           We have agreed to merge with and into Metropolitan Partners LLC, or Metropolitan, a subsidiary of Reckson Associates Realty Corp., or Reckson. If the merger occurs our separate existence will cease. In the merger, our stockholders and holders of OP Units will receive, for each share and unit, cash and Reckson class B exchangeable common stock and, if Reckson stockholders do not approve the share issuance proposal, 7% senior unsecured notes due 2009 issued by Reckson Operating Partnership, L.P., or Reckson OP, and guaranteed by Reckson. If Reckson stockholders approve the share issuance proposal, which provides for the issuance of only shares of Reckson class B common stock as the non-cash portion of the merger consideration, then for each share of Common Stock and OP Unit, holders will receive, at their election and subject to proration if the cash election is oversubscribed or undersubscribed, either:

           o     $23.00 in cash or

           o     .8364 of a share of Reckson class B common stock.

           If Reckson stockholders do not approve the share issuance proposal, Reckson will be obligated to complete the merger, subject to the conditions of the merger agreement. In this case, however, holders will receive for each share of Common Stock and OP Unit, at their election and subject to proration if the cash election is oversubscribed or undersubscribed, either:

           o     $23.00 in cash or

           o .5725 of a share of Reckson class B common stock and $7.2565 principal amount of Reckson OP 7% notes.

           We do not currently know whether Reckson OP 7% notes will be issued in the merger because the Reckson special meeting relating to the merger has not yet taken place.

                         Securities That May Be Offered

           This Prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Stockholders" section of this Prospectus of (i) up to 3,103,205 shares of our Common Stock and (ii) up to 1,684,770 shares of Common Stock which may be issued upon the exchange of OP Units held by certain of the Selling Stockholders. We are registering the Common Stock covered by this Prospectus to satisfy our obligations under registration rights agreements with the Selling Stockholders.

           We will not receive any cash proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

                                  Risk Factors

           Investing in shares of our Common Stock involves various risks. In considering whether to purchase shares of our Common Stock, you should carefully consider the matters discussed under "Risk Factors" beginning on page 7 of this Prospectus.

                            Tax Status of the Company

           The Company has elected to qualify as a real estate investment trust, commonly referred to as a "REIT," under Sections 856 through 860 of the Internal Revenue Code of 1986 in each year since 1997. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. See "Risk Factors -- We Have Risks Relating to Being a Real Estate Investment Trust" and "Federal Income Tax Considerations" for a more detailed explanation.

                                  RISK FACTORS

           You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this Prospectus before you decide to purchase shares of our Common Stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 4 of this Prospectus.

We could encounter problems as a result of our use of debt

           We borrow money to pay for the acquisition, development and operation of properties and for other general corporate purposes. By borrowing money, we expose ourselves to several problems, including the following:

           o   inability to meet existing obligations;

           o   reduced access to additional debt; and

           o   loss of our property as a result of any default on existing debt.

           We currently have a line of credit facility that has both secured and unsecured portions. We may borrow up to $165 million under our credit facility, of which $60 million is secured by our 810 7th Avenue property and $105 million of which is unsecured. As of March 31, 1999, approximately $138.4 million was outstanding under our line of credit and approximately $132.0 million of secured debt encumbered certain of our other properties (excluding 810 7th Avenue, which is considered an unencumbered asset). At March 31, 1999, approximately 50% of our total outstanding debt was variable rate debt and most of it reprices on a monthly basis. Although provisions in the credit facilities limit the amount of additional indebtedness we may incur, we may incur indebtedness well beyond our current level. Our Amended and Restated Articles of Incorporation, or Charter, and our Bylaws do not limit the amount of indebtedness that we may incur.

           Our credit facilities require that we comply with covenants relating to our financial condition. In addition, we have pledged some of our properties as collateral to secure loans. We may not be able to meet our debt service obligations, including as a result of higher interest rates effecting our variable rate debt, or to comply with the terms of our debt instruments. As a result, our lenders may be entitled to demand immediate repayment of the related indebtedness and to commence foreclosure proceedings against the property securing the indebtedness.

           Some of our debt is cross collateralized and cross defaulted. If we default on a cross collateralized loan, the lender of the debt may be able to foreclose not only on the properties which secure that loan but on other properties as well. A default by us on a cross defaulted loan will be automatically deemed a default under other loans. Defaults on cross collateralized and cross defaulted loans could cause us to lose some or all of our assets and limit our ability to generate revenues and pay distributions to our stockholders. Cross collateralization and cross default provisions create the possibility that our inability to make payments on one loan may effect other loans, including loans for which we are meeting our payment obligation.

           Furthermore, a downturn in the economy could make it difficult for us to borrow money on favorable terms. If we are unable to borrow, we might need to sell some of our assets at unfavorable prices in order to pay our loans. We could encounter several problems, including:

           o insufficient cash flow necessary to meet required payments of principal and interest;

           o     an increase on variable interest rates on indebtedness; and

           o the inability to refinance existing indebtedness on favorable terms or at all.

Other than indebtedness under our credit facilities, our mortgage indebtedness is generally nonrecourse to us. However, even with respect to nonrecourse mortgage indebtedness, we could be obligated to pay our lenders deficiencies resulting from, among other things, fraud, misapplication of funds and environmental liabilities.

           Our credit facility is scheduled to mature in October 2000. We may be unable to repay our debt under the credit facility or refinance it on favorable terms. If we are unable to repay our debt, we may need to liquidate one or more investments in properties at terms which may not permit us to realize the maximum return on our investment.

We invest in a single industry

           Our current strategy is to acquire interests only in office properties. As a result, we are subject to the risks inherent in investing in a single industry. The effects on cash available for distribution to our stockholders resulting from a downturn in the office property market may be more pronounced than if we had diversified our investments.

Risk factors relating to our business as a real estate investment trust

As a real estate company, our ability to generate revenues and pay distributions to our stockholders is affected by the risks inherent in owning real property investments.

           We derive most of our revenue from investments in real property. Real property investments are subject to different types and degrees of risk that may reduce the value of our assets and our ability to generate revenues. The factors that may reduce our revenues, net income and cash available for distributions to stockholders include the following:

           o local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

           o     competition from other available space;

           o     the ability of the owner to provide adequate maintenance;

           o     insurance and variable operating costs;

           o     government regulations;

           o     changes in interest rate levels;

           o     the availability of financing;

           o potential liability due to changes in environmental and other laws; and

           o     changes in the general economic climate.

We may not be able to sell our assets if we need to do so.

           Real estate investments are relatively illiquid, and therefore we may not be able to sell one or more of our properties in order to respond promptly to changes in economic or other conditions. In addition, the Internal Revenue Code limits a REIT's ability to sell properties held for fewer than four years. Our inability to sell one or more of our properties could harm our performance and ultimately our ability to make distributions to our stockholders.

We could have financial difficulties as a result of market factors.

           Substantially all of our properties are located in the Manhattan, Phoenix and Orlando office markets. Economic problems in these specific areas would harm us more than if our properties were in diverse locations. The performance of the economy in each locality affects occupancy, market rental rates and expenses and could lower our revenues and the underlying values of our properties. Moreover, the financial conditions of major local employers may have an impact on our revenues and the value of some of our properties. If there is a downturn in the economy of any of these local economies, our results of operations could suffer and we could be unable to make distributions to our stockholders. In that regard, we have properties in areas that have been in the past and could be in the future harmed by the following:

           o     the financial services industry in Manhattan;

           o     the tourism industry in Orlando; and

           o     the high-tech manufacturing and tourism industries in Phoenix.

We could have financial difficulties as a result of a downturn in the office segment of the real estate industry.

           Our current strategy is to acquire interests only in office properties. If there is a downturn in the demand for space at office properties, we will be in a worse position to make distributions to our stockholders than if we diversified our portfolio by investing in other types of properties.

We could lose tenants or investment opportunities to our competitors.

           Many office properties compete with our properties in attracting tenants to lease space. Some of these properties are newer and better located or designed and may offer lower expenses or be better capitalized than our properties. We may find it difficult to lease space at our properties or at newly developed or acquired properties and at rents currently charged as a result of competitive commercial properties in a particular area. Additionally, we compete for investment opportunities with entities that have greater financial resources than ours. These entities may be able to accept more risk than we can prudently manage. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

We could have financial problems as a result of our tenants' financial difficulty.

           At any time, any of our tenants may seek the protection of the bankruptcy laws. Under the bankruptcy laws, a tenant's lease could be rejected and terminated, which would cause us to lose rental income. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. A tenant's failure to affirm its lease following bankruptcy or a weakening of its financial condition could impair our results of operations and ability to make distributions to our stockholders.

Our acquisition and development of real estate could cost more than we anticipate.

           We may acquire existing office properties to the extent we can acquire these properties on acceptable terms. We could incur higher than anticipated costs for improvements to these properties to conform them to standards established for the intended market position. Once improved, the properties may not perform as expected.

           We also intend to pursue office property development projects. Developing properties generally carries more risk than acquiring existing properties. For example, development projects usually require governmental and other approvals, which we may not be able to obtain. Furthermore, approvals frequently require the improvement of public infrastructure or other activities to mitigate the effects of the proposed development, which may cost more than we anticipate. Our development activities will also entail other risks, including:

           o that we will devote financial and management resources to projects which may not come to fruition;

           o     that we will not complete a development project as scheduled;

           o     that we will incur higher construction costs than anticipated;

           o that occupancy rates and rents at a completed project will be less than anticipated; and

           o that expenses at a completed development will be higher than anticipated.

These risks may harm our results of operations and impair our ability to make distributions to our stockholders.

           Integrating the aforementioned acquisition and development properties into our current systems and procedures presents a challenge to our management. Failure to do so could cause us financial harm and impair our ability to make distributions to our stockholders.

We could incur unanticipated expenses if we fail to qualify as a REIT.

           The Company has elected to qualify as a real estate investment trust under the Internal Revenue Code. We believe that since 1997 we have satisfied the REIT qualification requirements. However, the IRS could challenge our REIT qualification for taxable years still subject to audit. Moreover, we may fail to qualify as a REIT in future years. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. For example, in order to qualify as a REIT, we must derive at least 95% of our gross income in any year from qualifying sources, and we must distribute annually to stockholders 95% of our REIT taxable income, excluding net capital gains. In addition, REIT qualification involves the determination of factual matters and circumstances not entirely within our control.

           If we were to operate in a manner that prevented the Company from qualifying as a REIT, or if the Company were to fail to qualify for any reason, a number of adverse consequences would result. If in any taxable year we fail to qualify as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income. Furthermore, we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to statutory relief, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. Although we currently intend to operate as a qualified REIT, future economic, market, legal, tax or other considerations may impair our REIT qualification or may cause our board of directors to revoke the REIT election. See "Federal Income Tax Considerations."

We could incur costs from environmental problems even though we did not cause, contribute to or know about them.

           Because we own, operate, manage and develop real estate, for liability purposes we may be considered under the law to be an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could have to pay removal or remediation costs. Federal, state and local laws often impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of those substances, or the failure to properly remediate them, may impair the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. A person who arranges for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removing or remediating the substances at a disposal or treatment facility, whether or not that person owns or operates the facility. Furthermore, environmental laws impose liability for release of asbestos-containing materials into the air. If we were ever held responsible for releasing asbestos-containing materials, third parties could seek recovery from us for personal injuries. Thus, we might have to pay other costs, including governmental fines and costs related to personal injuries and property damage, resulting from the environmental condition of our properties, regardless of whether we actually had knowledge of or contributed to those conditions.

Our operations would be affected if we lost key personnel

           We depend on the efforts of our executive officers, including Robert Cox, our Acting President and Chief Executive Officer, and Lester Garfinkel, our Executive Vice President - Finance and Administrator and Chief Financial Officer. Loss of their services could harm our operations. Mr. Cox was promoted to Acting Chief Executive Officer and President following the resignation of our former Chief Executive Officer and pending the completion of the merger. As such, if the merger does not occur, we may need to find an additional qualified person to serve as chief executive officer of the Company. If the merger does not occur, failure to retain a qualified permanent chief executive officer could harm our operations.

Increase in market interest rates could have an adverse effect on the price of our Common Stock

           One of the factors that may influence the prices for the Common Stock in public trading markets will be the annual yield from our distributions on the Common Stock as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for our Common Stock.

Year 2000 issues may result in a disruption of our operations and the ability of our tenants to meet their obligations

           We have conducted a comprehensive review of our computer systems to identify the systems that could be affected by the Year 2000 issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. We believe that the cost of remediation associated with its computer systems will be minimal.

           Our Year 2000 compliance program focuses on addressing Year 2000 readiness in the following areas:

                     i.       our information technology and software;

                     ii.      other material technology systems; and

                     iii. Year 2000 compliance of third parties with which we have a material relationship.

           We have completed an initial assessment and remediation of our key information technology systems including our operating systems and critical financial and nonfinancial applications. Remediation efforts as of the date hereof include addressing critical financial applications. Based on this initial assessment and remediation efforts, we believe that these key information technology systems are generally "Year 2000 compliant." However, there can be no assurance that coding errors or other defects will not be discovered in the future. We are currently evaluating the remaining non-critical information technology systems for Year 2000 compliance.

           We currently own and operate a portfolio of 25 office properties. We are continually evaluating whether the material noninformation technology systems such as security control equipment, fire suppression equipment and other physical plant and equipment at such properties are Year 2000 compliant, and have been advised by most of our vendors that such systems and equipment are or will be compliant. All of our properties, as a part of general operating policy, are developing contingency plans that will be deployed in the event key operational systems, such as security control equipment, fail (e.g. when a power failure occurs).

           We depend upon the proper functioning of third-party computer and noninformation technology systems. These third parties include tenants, commercial banks and other lenders, construction contractors, and vendors. We have initiated communications with third parties with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We have not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts.

           If third parties with whom we interact have Year 2000 problems that are not remedied, the following problems could result:

                     a. In the case of construction contractors and other vendors, the delayed construction or redevelopment of properties;

                     b. In the case of vendors, disruption of important services upon which we depend, such as professional services, including accounting and legal services, telecommunications and electrical power; and

                     c. In the case of banks and other lenders, the disruption of capital flows potentially resulting in liquidity stress.

           Due to the nature of our tenants' businesses, we do not believe the Year 2000 issue will materially impact the tenants' ability to pay rent. However, financial difficulties of significant tenants as a result of the Year 2000 issues could have a material adverse effect on our results of operations or financial position. Though we do not expect the Year 2000 issue to have a material adverse effect on our result of operations or financial position there can be no assurances of that position.

Limits on ownership and changes in control may deter changes in management and third party acquisition proposals

           If our proposed merger does not occur, there are certain provisions of Maryland law and of our Charter and our Bylaws that may have the effect of discouraging a third party from making an acquisition proposal for us and could delay, defer or prevent a change in control or other transaction under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then-prevailing market prices of the Common Stock. Such provisions include the following:

           Our stock ownership limits may deter a change in control. In order for us to maintain our qualification as a REIT not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities) at any time during the last half of our taxable year. Our Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Internal Revenue Code of 1986) of more than 9.8% of any class of our outstanding common or preferred stock by any person, subject to an exception that permits mutual funds and certain other entities to own as much as 15% of any class of our stock in appropriate circumstances. In addition, our Charter prohibits any of our stockholders from owning common or preferred stock if such ownership would cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or in a tenant of the Operating Partnership's or a subsidiary partnership's real property. The ownership limitations could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some or a majority of the Common Stock might receive a premium for their Common Stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

           Our staggered board may deter a change in control. Our board of directors is divided into three classes of directors. The term of the first class expired and the directors in that class were elected or reelected, as applicable, for three years in 1998, and the terms of the second and third classes expire in 1999 and 2000, respectively. Directors of each class are elected for three-year terms. Subject to the rights of holders of one or more classes or series of preferred stock to elect directors, a director may be removed, but only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast for the election of directors. The staggered terms of directors combined with the cause requirement may have the effect of delaying, deferring or because of the increased period necessary for a third party to acquire control of management through positions on our board of directors.

           Limitations on acquisition and changes of control pursuant to Maryland law. Under the Maryland General Corporation Law, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as us and an "interested stockholder" who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate thereof are prohibited for five years after the most recent date on which such interested stockholder became an interested stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the Company's common stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Our Bylaws contain a provision exempting from the business combination statute any and all acquisitions by any owner of shares of our Company's stock. In addition, the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares of stock. However, our board of directors may amend or eliminate these provisions at any time.

         Our Charter permits the issuance of preferred stock which could delay, deter or prevent a change of control. Our board of directors is authorized to provide for the issuance of 50,000,000 preferred shares in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof. Although we do not intend to do so, we could establish a series of preferred stock that, depending on the terms of the series, could delay, deter or prevent a transaction or change of control that might involve a premium price for our Common Stock or otherwise be in the best interests of our stockholders.

Risk factors relating to completion of the merger

Lack of public market for Reckson class B common stock and Reckson OP 7% notes and potential volatility of market may reduce liquidity and adversely affect trading price of securities.

           There has not been a public market for either the Reckson class B common stock or the Reckson OP 7% notes. Although Reckson has agreed to list the class B common stock and the Reckson OP 7% notes on the New York Stock Exchange, neither Reckson nor the Company can assure that an active trading market will develop or, if one does develop, that it will be maintained. Moreover, particularly if the Reckson OP 7% notes are issued in the merger, the aggregate size of the potential markets for the Reckson class B common stock and the Reckson OP 7% notes will be relatively small when compared to other publicly traded securities. Small size can have an adverse effect on whether trading markets will develop as well as on the liquidity of trading markets.

           In addition, in recent years, the stock and debt markets have experienced extreme price fluctuations, sometimes without regard to the performance of particular companies. Broad market and industry fluctuations may adversely affect the trading price of the Reckson class B common stock and, if issued, the Reckson OP 7% notes, regardless of the actual operating performance of Reckson.

Non-cash portion of merger consideration may not have an actual value of $23.00 per share of Common Stock.

         The value and trading price of the Reckson class B common stock may be greater or less than or the same as the trading price of the Reckson common stock into which it may be exchanged. Although the trading price of Reckson common stock is not necessarily indicative of the future trading price of Reckson class B common stock, on April 13, 1999, the trading price of Reckson common stock was $21.00 per share. If Reckson stockholders approve the share issuance proposal, then each share of our Common Stock and each OP Unit which is converted solely to Reckson securities and not cash will be converted into .8364 of a share of Reckson class B common stock, which, based on the $21.00 trading price of Reckson common stock, a one-for-one exchange ratio and the highest end of our financial advisor's range of valuations for the Reckson class B common stock dividend stream, would be worth $20.37. If Reckson stockholders do not approve the share issuance proposal, then each share of our Common Stock which is converted solely to Reckson securities and not cash will be converted into
 .5725 of a share of Reckson class B common stock and $7.2565 principal amount of Reckson OP 7% notes. Based on all of these assumptions and the assumption by our board of directors that the Reckson OP 7% notes will be worth 89.4% of their principal amount, on April 13, 1999 the Reckson class B common stock would have been worth $13.94 and the Reckson OP 7% notes would have been worth $6.49, for a total of $20.43. There can be no assurance that the non-cash portion of the merger consideration will have an actual value, or trade at prices, equal to the foregoing or an amount equal to $23.00, the cash price, on a per share equivalent basis.

Fixed merger consideration despite potential changes in stock prices may result in a decreased value for our stockholders.

           The market price of the Reckson class B common stock and the Reckson OP 7% notes at the time of the merger may vary significantly from the expected prices on the date we signed our merger agreement, the date we mailed our proxy statement relating to the merger to our stockholders and the date our stockholders and Reckson's stockholders vote on the merger. These variances may arise due to changes in the business, operations and prospects of Reckson, market assessments of the likelihood that the merger will be completed, and interest rates, general market and economic conditions and other factors. Although the variation in the trading price of Reckson common stock is not necessarily indicative of that which would occur in the trading price of Reckson class B common stock, it should be noted that during the 12-month period ending on April 13, 1999, the closing per share price of Reckson common stock varied from a low of $19.00 to a high of $26.313 and ended that period at $21.00. Historical trading markets are not necessarily indicative of future performance.

           The exchange ratios for shares of our Common Stock converted into Reckson securities were fixed at the time of the signing of the merger agreement and are not subject to adjustment based on changes in the trading price of Reckson common stock and/or our Common Stock prior to the closing of the merger or on the actual prices of Reckson class B common stock or Reckson OP 7% notes at the time of their issuance or of any other securities. Because the Reckson securities will be new securities, issued in the merger for the first time, we will not know the market price of these securities at the time our stockholders and Reckson's stockholders vote on the merger.

           Additionally, because the special meetings are scheduled for the same day, our stockholders will not know at the time of the special meeting whether Reckson OP 7% notes will be issued in the merger.

Failure to approve the merger may require, under limited circumstances, the payment of termination fees and may result in a decrease in our Common Stock's market price.

         If the holders of a majority of our outstanding shares of Common Stock fail to approve the merger or if it is not completed for any reason, we may be subject to a number of material risks, including the requirement that, under limited circumstances, we pay up to $16.75 million in termination fees and expenses to Reckson and a possible decline in the market price of our Common Stock to the extent current market prices reflect a market assumption that the merger will be completed. In the event that, following termination of the merger, our board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than would be provided by the merger. Under the terms of the merger agreement, prior to the termination of the merger, we are not permitted directly or indirectly to (a) solicit, initiate or encourage any alternative acquisition proposal or (b) engage in discussions or negotiations with, or disclose any non-public information relating to, us or afford access to our properties, books or records to, any person that has made, or indicated interest in making, an alternative acquisition proposal. Nevertheless, we may furnish information, participate in negotiations and discussions and enter into agreements regarding an alternative acquisition proposal with a third party if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would present a reasonable risk of a breach of the duties of our board of directors under applicable law.

We may be required to pay a substantial penalty to Reckson if we are obligated to complete the merger but fail to do so.

         In the event that a court issues a final non-appealable judgment that we are obligated to complete the merger but has breached our covenant to do so, or that we have failed to use our reasonable best efforts to take all actions necessary to obtain approval of the merger agreement by our stockholders or assist in registering the offering of the Reckson class B common stock and the Reckson OP 7% notes, we are required to pay Metropolitan, in addition to any termination fees payable under the merger agreement, a fee of $30 million in cash.

                                   OUR COMPANY

           We were organized in March 1997 for the purpose of continuing and expanding the commercial real estate business of Tower Equities & Realty Corp. We operate as a fully integrated, self-administered, and self-managed real estate company and in a manner with the expectation of qualifying as a REIT for federal income tax purposes.

           Through our controlling interest in the Operating Partnership, we are engaged in developing, acquiring, owning, renovating, managing and leasing office properties primarily in the Manhattan, Phoenix/Tucson and Orlando markets. As of December 31, 1998, our portfolio of properties included 25 office buildings encompassing approximately 4.6 million rentable square feet. We also own or have an option to acquire four parcels of land adjacent to four of our properties which can support 2.2 million rentable square feet of development.

           Our business focuses on acquiring office properties at a significant discount to replacement cost that are attractively priced due to physical, leasing and/or operational deficiencies. Accordingly, we seek to acquire office properties that present an attractive opportunity to create value and enhance cash flow through our hands-on approach to property repositioning, including the implementation of property specific renovation programs for underperforming assets. We believe that the significant expertise of our management in property development, redevelopment, construction, management and leasing provide us with the expertise necessary to identify, acquire, upgrade, renovate and reposition underperforming office properties.

           We have entered into an agreement to merge with and into Metropolitan, a subsidiary of Reckson. If the merger occurs our separate existence will cease. Our proposed merger with Reckson is subject to the satisfaction of certain customary conditions, including approval by a majority of our stockholders.

           Our executive offices are located at 292 Madison Avenue, 3rd Floor, New York, New York 10017 and our telephone number is (212) 448-1864.

          WHAT OUR STOCKHOLDERS WILL RECEIVE IN THE MERGER IF IT OCCURS

           If our proposed merger occurs, holders of our Common Stock will receive a combination of cash, Reckson class B common stock and, if Reckson stockholders do not approve the share issuance proposal, Reckson OP 7% notes. The following describes what holders of our Common Stock could expect to receive in the merger in the event it occurs. Because the merger is subject to the satisfaction of certain conditions, there can be no assurance that it will occur.

Excluding Reckson Class B Common Stock Dividend Provisions

           The first table below illustrates, based on the indicated Reckson common stock prices, the value of the cash, Reckson class B common stock and Reckson OP 7% notes that our stockholders will receive in the merger for each common share, assuming 100% of the holders of Common Stock and OP Units elect to receive cash in the merger. This value has been calculated by (a) valuing each share of Reckson class B common stock at an amount equal to the indicated trading price of one share of Reckson common stock for which it will be initially exchangeable and (b) valuing the Reckson OP 7% notes issuable in the merger if Reckson stockholders do not approve the share issuance proposal at 89.4% of the principal amount thereof, which is what our board of directors valued them at when approving the merger. If Reckson stockholders approve the share issuance proposal, and assuming 100% cash elections as described above, each share of Common Stock will be converted into, on average, 25% of $23.00 in cash and 75% of .8364 of a share of Reckson class B common stock, or $5.75 in cash and .6273 of a share of Reckson class B common stock. Similarly, on the basis of the same 100% election assumption, if Reckson stockholders do not approve the share issuance proposal, each share of Common Stock will, on average, be converted into $5.75 in cash, 75% of $7.2565 (or $5.4424) principal amount of Reckson OP 7% notes and 75% of .5725 (or .4294) of a share of Reckson class B common stock.

           Including Reckson Class B Common Stock Dividend Provisions

           The assumption of valuing Reckson class B common stock as equal to the value of the underlying Reckson common stock has the effect of ignoring the dividend provisions of the Reckson class B common stock which our board of directors and the Reckson board of directors believe represents incremental value. Merrill Lynch, our financial advisor in connection with the merger, derived a present value of $3.35 for the excess of the expected dividends payable on a share of Reckson class B common stock for the 4.5 years after the merger over the expected dividends payable on a share of Reckson common stock for the same 4.5-year period. Based on the assumption that a holder of our Common Stock or OP Units will receive 75% of .8364 of a share of Reckson class B common stock for each share or unit, our stockholders and unitholders would receive, in addition to the right to Reckson class B common stock for each share or unit held, a stream of dividend payments valued at $2.10, or the product of $3.35 x 75% x
 .8364, if Reckson stockholders approve the share issuance proposal, or at $1.44, or the product of $3.35 x 75% x .5725, if Reckson stockholders do not approve the share issuance proposal. The methodologies and assumptions that were used by Merrill Lynch related, among other things, to discount rates, projected funds from operations and capitalization rates determined as of December 2, 1998, the date Merrill Lynch conducted the analysis for purposes of its opinion and presentation to our board of directors. The $3.35 amount, from which the $2.10 and $1.44 were derived, represents the highest end of Merrill Lynch's range of valuations for the dividend stream. For illustrative purposes, the second table below indicates the value of the merger consideration, columns C and E in the first table, at four different Reckson common stock prices, after adding the incremental value, i.e., $2.10 or $1.44, as applicable, attributable to the Reckson class B common stock dividend provisions.

           Additional Considerations

           It should be noted that both the value and the trading price of the Reckson class B common stock may be greater, less than or the same as the trading price of the Reckson common stock into which it may be exchanged. Moreover, the exchange rate of one-for-one applicable to the exchange of Reckson class B common stock into Reckson common stock is subject to increase if dividends on Reckson class B common stock fall below levels specified in the articles supplementary that govern the terms of the Reckson class B common stock and at the time of exchange the Reckson common stock issuable upon exchange of a share of Reckson class B common stock is trading at less than $27.50.

           Furthermore, valuing the Reckson OP 7% notes at 89.4% of their principal amount, which is what our board of directors valued them at when approving the merger, may have the effect of overvaluing or undervaluing the Reckson OP 7% notes. Thus, the amounts set forth in the tables below should not be viewed as indicative of the actual trading prices or values of the considerations to be received in the merger, either on an absolute basis, or, in the case of columns (C) and (E), relative to each other.

           Additionally, the following tables do not reflect any interests that our stockholders and unitholders may receive if Crescent Real Estate Equities Limited Partnership, or Crescent LP, fails to fully fund a $75 million capital contribution to Metropolitan required to be paid by it in connection with the settlement of a litigation brought by us in November 1998. This litigation arose from the alleged breach by Reckson, Metropolitan and Crescent Real Estate Equities Corp., or Crescent, of a merger agreement entered into on July 9, 1998 between us and these entities. If such an event occurs, our board of directors may establish a litigation trust for the purpose of pursuing litigation against Crescent and all of our rights with respect to such litigation will be assigned to the litigation trust. Each of our stockholders and unitholders will receive one contingent payment right for each of his or her shares of Common Stock and OP Units. These contingent payment rights will entitle each holder to his or her pro rata portion of any amounts received by the trust as a result of litigation or otherwise in the litigation trust, net of expenses.

           Finally, each of our stockholders and unitholders will receive an additional $0.8046 principal amount of Reckson OP 7% notes in respect of each share of Common Stock and OP Unit held if the Reckson board of directors withdraws or amends or modifies in any material respect, or publicly announces an intention to withdraw or amend or modify in any material respect, its approval or recommendation that Reckson stockholders approve the share issuance proposal and the share issuance proposal is not approved by Reckson stockholders.

           The closing price of Reckson common stock on April 13, 1999 is highlighted in both tables.




                               What Our Stockholders Will Receive in the Merger for Each Share of Common Stock
                             Without Taking into Account the Dividend Provisions of Reckson Class B Common Stock

                               Assuming Reckson's Stockholders                            Assuming Reckson's Stockholders
                             Approve the Share Issuance Proposal                    Do Not Approve the Share Issuance Proposal

                                                                               (Reckson Class B Common Stock, Cash and Reckson OP 7%
                           (Reckson Class B Common Stock and Cash)                                    Notes)
               ---------------------------------------------------------------------------------------------------------------------


                                                                                                       Total Per Share Merger
                 Value of Reckson class      Total Per Share Merger     Value of Reckson class             Consideration:
                     B common stock              Consideration:            B common stock              -----------------------
                 constituting the stock      ----------------------     constituting the stock       Value of Reckson class B common
                   portion of the per     Value of Reckson class B       portion of the per      stock (.4294 of a share) plus value
                      share merger        common stock (.6273 of a          share merger        of notes (89.4% of $5.4424 principal
    Price of     consideration (equal to   share) and cash ($5.75)    consideration (equal to    amount) plus amount of cash ($5.75)
    Reckson      75% x .8364 (or .6273)   received (equal to amount   75% of .5725 (or .4294)    received (equal to amount in column
     common        x amount in column           in column (B)            x amount in column      (D) + $4.87 (or 89.4% of $5.4424) +
     stock                (A))                   plus $5.75)                    (A))                           $5.75)
      (A)                 (B)                       (C)                         (D)                             (E)
------------- ------------------------- --------------------------- --------------------------- ------------------------------------
     $25.00            $15.68                     $21.43                      $10.73                           $21.36

      24.50             15.37                      21.12                       10.52                            21.14

      24.00             15.06                      20.81                       10.31                            20.93

      23.50             14.74                      20.49                       10.09                            20.71

      23.00             14.43                      20.18                        9.88                            20.50

      22.50             14.11                      19.86                        9.66                            20.28

      22.00             13.80                      19.55                        9.45                            20.07

      21.50             13.49                      19.24                        9.23                            19.85
------------------------------------------------------------------------------------------------------------------------------------
      21.00             13.17                      18.92                        9.02                            19.64
------------------------------------------------------------------------------------------------------------------------------------
      20.50             12.86                      18.61                        8.80                            19.42

      20.00             12.55                      18.30                        8.59                            19.21

      19.50             12.23                      17.98                        8.37                            18.99

      19.00             11.92                      17.67                        8.16                            18.78

      18.50             11.61                      17.36                        7.94                            18.56

      18.00             11.29                      17.04                        7.73                            18.35



 Value of Merger Consideration for Each Share of Our Common Stock Taking into Account the
               Dividend Provisions of Reckson Class B Common Stock


                                      Merger Consideration if Reckson                         Merger Consideration if Reckson
                                          Stockholders Approve the                         Stockholders do not Approve the Share
    Price of Reckson                      Share Issuance Proposal                                    Issuance Proposal
      Common Stock                                  (C)                                                     (E)
---------------------------------------------------------------------------------------------------------------------------------
         $25.00                                    $23.53                                                  $22.80
         $21.50                                    $21.34                                                  $21.29
---------------------------------------------------------------------------------------------------------------------------------
         $21.00                                    $21.02                                                  $21.08
---------------------------------------------------------------------------------------------------------------------------------
         $18.00                                    $19.14                                                  $19.79


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                            DESCRIPTION OF OUR STOCK

           The description of our stock set forth below does not purport to be complete and is qualified in its entirety by reference to our Charter and Bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this Prospectus is a part. See "Available Information."

General

            Under our Charter, we have the authority to issue 150,000,000 shares of common stock, $0.01 par value per share. We also have the authority to issue 50,000,000 shares of preferred stock, $0.01 par value per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations. As of March 31, 1999, we had 16,958,255 shares of common stock and 2,169,197 shares of series A convertible preferred stock issued and outstanding. In addition, as of March 31, 1999, the operating partnership had 1,684,770 OP Units outstanding not including those held by the Company. If presented to the Operating Partnership for exchange, the OP Units held by persons other than the Company may be exchanged for shares of Common Stock, on a one-for-one basis at the option of the Company. This exchange is subject to the expiration of "lock-out" periods specified in agreements relating to the issuance of those OP Units and subject to compliance with applicable securities laws and limitations imposed to protect our status as a REIT.

Common Stock

            Subject to the provisions of our Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

            Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any our securities. Shares of Common Stock have equal dividend, liquidation and other rights.

            Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve these transactions.

Preferred Stock

            Our board of directors is authorized to provide for the issuance of 50,000,000 preferred shares in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof. Concurrently with the execution of our merger agreement, we sold 2,169,197 shares of series A convertible preferred stock in a negotiated private sale. The preferred stock is the only series of preferred stock that is outstanding as of the date of this Prospectus. The preferred stock is senior to the Common Stock with respect to dividend rights and distribution upon liquidation, dissolution and winding up of the Company. The principal terms of the preferred stock are summarized below. This summary is not complete and is qualified in its entirety by the complete text of the Articles Supplementary to the Company's Charter filed as an exhibit to the Company's Current Report on Form 8-K, dated December 7, 1998 and filed with the SEC on December 18, 1998, which is incorporated by reference herein.

Dividends

         If authorized and declared by our board of directors, the holders of our series A preferred stock will be entitled to receive, out of assets legally available for that purpose, annual dividends payable in cash in the following manner:

            (1) Prior to the date of the termination of our merger agreement, or trigger date, in a per share amount equal to the annual per share amount of dividends payable in respect of the number of shares of Common Stock into which such holders' shares of series A preferred stock would then be convertible had the trigger date occurred.

            (2) After the trigger date, at a rate equal to ten percent of the liquidation preference per share of series A preferred stock held.

         Dividends on the series A preferred stock are cumulative only after the trigger date, whether or not there are assets of the Company legally available for payment of such dividends, and will be payable quarterly, if authorized and declared by our board of directors, in arrears on the first business day of January, April, July and October.

Liquidation

            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and before any payments or distribution of the assets of the Company shall be made or set apart for the holders of shares of Common Stock, the holders of series A preferred stock shall only be entitled to receive:

            (1)     $18.44 per share of series A preferred stock;

            (2) plus an amount equal to all dividends, whether or not earned or declared, accrued and unpaid on the series A preferred stock commencing on the trigger date to the date of final distribution to the holders of series A preferred stock.

Redemption at the Company's Option

            We may redeem the series A preferred stock, in whole or in part at any time, or from time to time, within 120 days after the trigger date or at any time after December 9, 2002 at a redemption price equal to the aggregate liquidation preference for all such shares being redeemed, plus accrued and unpaid dividends.

Conversion at the Holder's Option

            After the trigger date and subject to the provisions of our articles supplementary, holders of shares of series A preferred stock may convert all or a portion of their shares into fully paid and non-assessable shares of Common Stock. Each share of series A preferred stock will be convertible into a number of shares of Common Stock equal to $18.44 divided by the preferred stock conversion price in effect at the time the shares are surrendered for exchange. Initially, the conversion price is equal to $18.44 or, effectively, one share of Common Stock for each share of series A preferred stock.

            No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of the series A preferred stock. Instead of any fractional interest, we will pay to the holder an amount in cash based upon the current market price of shares of Common Stock on the trading day immediately preceding the day of conversion.

Preferred Stock Conversion Price Adjustments

            The preferred stock conversion price will be adjusted in the following circumstances:

            o       payments or distributions to holders of Common Stock payable
                    in  Common   Stock  and   subdivisions,   combinations   and
                    reclassifications of Common Stock;

            o the issuance to all holders of Common Stock of rights, options or warrants that entitle the holders to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock; and

            o distributions to all holders of Common Stock of equity securities of the Company or evidences of indebtedness of the Company or its assets, excluding cash distributions.

            We shall be entitled to make reductions to the preferred stock conversion price, in addition to those required as described in this paragraph, as it shall determine to be advisable in order that any stock dividends, subdivision, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets other than cash dividends made by the Company to its stockholders shall not be taxable.

            No adjustment of the preferred stock conversion price is required to be made until cumulative adjustments amount to one percent or more of the preferred stock conversion price. Any adjustments not required to be made will be carried forward and taken into account in subsequent adjustments.

            Except as otherwise provided for subdivisions, combinations and reclassifications of Common Stock and distributions to holders of Common Stock in Common Stock, if we shall be a party to any transaction including a merger, consolidation, statutory share exchange, self tender offer for substantially all of the Common Stock, sale of substantially all of our assets or recapitalization of our Common Stock, in each case as a result of which our Common Stock shall be converted into the right to receive shares, stock, securities or other property, including cash or any combination of shares, stock, securities or other property, we or our successor in such transaction shall make appropriate provision so that each share of series A preferred stock, if not converted into the right to receive shares, stock, securities or other property in the transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property, including cash or any combination of shares, stock, securities or other property, receivable upon the completion of the transaction by a holder of that number of shares of Common Stock into which one share of series A preferred stock was convertible immediately prior to completion of the transaction, assuming such holder of Common Stock failed to exercise any rights of election. If the kind and amount of shares, stock, securities and other property receivable in the transaction is not the same for each non-electing share, the kind and amount of property receivable by the holder of series A preferred stock to be converted shall be deemed to be the kind and amount receivable per share by a plurality of the non-electing shares.

Priority

            As to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, no class or series of our stock shall rank prior to the series A preferred stock. Any class or series of our shares shall be deemed to rank:

            (1) On parity with the series A preferred stock if the holders of the class of stock or series and the series A preferred stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

            (2) Junior to the series A preferred stock, if the stock or series is Common Stock or if the holders of series A preferred stock are entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, prior to the holders of the stock or series, and the stock or series does not in either case rank prior to the series A preferred stock.

Voting

            To the extent that our Charter may provide under Maryland law, the series A preferred stock does not currently have any voting rights or powers, and the consent of the holders is not required for the taking, of any corporate action. However, after the trigger date, whenever dividends payable on the series A preferred stock are cumulatively in arrears for six consecutive preferred stock dividend periods, the holders of all series A preferred stock and any class or series of shares on par with the series A preferred stock upon which like voting rights have been conferred shall be entitled to elect two directors to our board of directors as described in the articles supplementary.

Power to Issue Additional Shares of Common Stock and Preferred Stock

            Our board of directors has the power to issue additional authorized but unissued shares of common or preferred stock and to classify ore reclassify unissued shares of common or preferred stock and thereafter to cause the Company to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the Common Stock, are available for issuance without further action of our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may by listed or traded. Although our board of directors has no intention to do so, it could establish a class or series of stock that could, depending on the terms of the class or series, delay, deter or prevent a transaction or change of control that might involve a premium price for our Common Stock or otherwise be in the best interests of our stockholders.

Restrictions on Transfer

            To qualify as a REIT under the Internal Revenue Code of 1986, we must meet certain requirements concerning the ownership of outstanding shares of stock. Specifically, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities) during the last half of a taxable year, and the shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, we must meet certain requirements regarding the nature of our gross income in order to qualify as a REIT. One such requirement is that at least 75% of our Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and its subsidiary partnerships and limited liability companies from our office lessees will not qualify as rents from real property, which could result in our loss of REIT status, if we own actually or constructively, 10% or more of the ownership interests in our office lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

            Because our board of directors believes it is essential for us to continue to qualify as a REIT, our Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, more than 9.8% of the number directly or indirectly (in number or value, whichever is more restrictive) of outstanding shares of any class or series of Common Stock or preferred stock (subject to exceptions applicable to certain stockholders). Certain types of entities, such as certain pension trusts, mutual funds and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Internal Revenue Code of 1986. Subject to certain limited exceptions, the Charter will allow such an entity under a look-through ownership limitation to own up to 15% of the shares of any class or series of our stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the ownership limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the succeeding paragraph.

            Any transfer of Common Stock or preferred stock that would (i) result in any person owning, directly or indirectly, Common Stock or preferred stock in excess of the ownership limitation (or the look-through ownership limitation, if applicable), (ii) result in Common Stock or preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our Company being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986 or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code of 1986 will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock or preferred stock.

            In such event the transferred shares will be designated as "Shares-in-Trust" and will be transferred automatically to a trust, effective on the day before the purported transfer of such shares of Common Stock or preferred stock. The record holder of the shares of Common Stock or preferred stock that are designated as Shares-in-Trust will be required to submit such number of shares of Common Stock or preferred stock to us for registration in the name of the trustee of such trust. Such trustee will be designated by us but will not be affiliated with us. The trust beneficiary of the Trust will be one or more charitable organizations named by us.

            Shares-in-Trust  will remain issued and outstanding shares of Common
Stock or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the named beneficiary. The trustee shall be entitled to vote all Shares-in-Trust and shall have the right to designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

            The record holder with respect to Shares-in-Trust will be required to repay to the trust the amount of any dividends or distributions received by the record owner of the Shares-in-Trust (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by the record owner with respect to the Share-in-Trust prior to our discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the trustee, in its sole and absolute discretion; provided, however, that if we have already taken irreversible corporate action based on such vote, then the trustee shall not have the authority to rescind and recast such vote. The record owner generally will receive from the trustee the lesser of (i) the price per share such record owner paid for the shares of Common Stock or preferred stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the price per share received by the trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the trustee in excess of the amounts to be paid to the record owner will be distributed to the beneficiary.

            The Shares-in-Trust will be deemed to have been offered for sale to our Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise or non-transfer resulting in a breach of the ownership limitation, the market price per share on the date of such transfer) and (ii) the market price per share on the date that we, or our designee, accepts such offer. Subject to the provisions of the Charter governing compensation to a record owner of Shares-in-Trust, we will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer or non-transfer event which resulted in the creation of such Shares-in-Trust and (ii) the date we determine in good faith that a transfer resulting in such Shares-in-Trust occurred.

            All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Internal Revenue Code of 1986) of the outstanding shares of Common Stock or preferred stock must, within 30 days after January 1 of each year, provide to our Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of Common Stock or preferred stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to our Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on our Company's status as a REIT and to ensure compliance with the applicable ownership limitations.

            The ownership limitation or the look-through ownership limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock or preferred stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon such conditions as it may direct, may exempt a person from the ownership limitation or the look-through ownership limitation, as applicable, under certain circumstances.

            All certificates representing shares of Common Stock or preferred stock bear a legend referring to the restrictions described above.

            The ownership limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock or preferred stock might receive a premium from their shares of Common Stock or preferred stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Registration Rights

            The Selling Stockholders and certain other holders of OP Units have entered into registration rights agreements with the Company which include "demand" and "piggyback" registration rights. We are filing the registration statement of which this Prospectus is a part to fulfill our contractual obligations to the Selling Stockholders under these registration rights agreements and to provide them with freely tradable securities.

            The registration rights agreements provide that we will indemnify and hold harmless certain of the Selling Stockholders (and the officers, directors or controlling persons of those Selling Stockholders) against losses, liabilities, claims damages and expenses arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment thereto) pursuant to which their Common Stock is registered under the Securities Act, including all documents incorporated therein by reference) (ii) the omission or alleged omission from a registration statement of a material fact required to be stated therein or necessary to make the statements therein not misleading (iii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference or (iv) the omission or alleged omission from a registration statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            The registration rights agreements also provide that we will indemnify and hold harmless certain of the Selling Stockholders (and the officers, directors or controlling persons of those Selling Stockholders) against (i) any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon an untrue statement or omission, or any alleged untrue statement or omission, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld or delayed and (ii) any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid as discussed above.

           However, the indemnity provided under the registration rights agreements does not apply to any applicable Selling Stockholder with respect to any loss, liability, claim, damage or expense to the extent arising out of(i) any untrue statement or omission or alleged untrue statement or omission made by the Company in reliance upon and in conformity with written information furnished to the Company by a Selling Stockholder expressly for use in a registration statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (ii) such Selling Stockholder's failure to deliver an amended or supplemental prospectus, after having been provided copies of any such amended or supplemental prospectus by the Company, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

Transfer Agent and Registrar

            The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Charter and Bylaw Provisions and Certain Provisions of Maryland Law

            Number of Directors; Classification of the Board of Directors. Our Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire board of directors. At all times, a majority of the directors shall be independent directors, except that upon the death, removal, incapacity or resignation of an independent director, such requirement shall not be applicable for 60 days. There are nine directors, six of whom are independent directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Under our Bylaws, a vacancy shall be filled by a majority vote of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of the entire board of directors.

            Pursuant to the Charter, our board of directors is divided into three classes of directors. The term of the Class I directors class expired in 1998, and all three directors in such class were reelected to serve until 2001 at the 1998 Annual Meeting of Stockholders. The term of the Class II directors expires in 1999 and the term of the Class III directors expires in 2000. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualified. Classification of the board of directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the board of directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

            The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors--Limits on ownership and changes in control may deter changes in management and third party acquisition proposals."

            Removal; Filling Vacancies. The Bylaws provide that, unless the board of directors otherwise determines, any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. Our Charter provides that directors may be removed, but only for cause and only by the affirmative vote of the holders of at least a majority of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the board of directors to fill vacant directorships precludes stockholders from removing incumbent directors, except for cause and filling the vacancies created by such removal with their own nominees.

            Limitation of Liability and  Indemnification.  The Maryland  General
Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

            Our Charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, REIT, partnership, limited liability company, association, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a former director or officer of the Company. Our Bylaws obligate us, to the extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. Our Charter and Bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

            The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

            Our Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

            Business Combinations. Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of voting stock of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the Maryland General Corporation Law do not apply, however, to business combination that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Our Bylaws contain a provision exempting from the business combination statute any and all acquisitions by any owner of the shares of our stock. By its own terms, this Bylaw provision may be repealed in whole or in part at any time.

            Control Share Acquisition Statute. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

            A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

            If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

            The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

            Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

            Amendment to Our Charter. Our Charter may be amended only upon the recommendation of our board of directors in accordance with applicable law and the approval of the stockholders. In addition to any other vote of the stockholders that is required under applicable law, the affirmative vote of two-thirds of the outstanding shares of our stock entitled to vote on the amendment, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend any provision of our Charter (expect, to amend any provision of our Charter relating to our authority to issue shares of stock only a majority rather than two-thirds is required).

            Dissolution of the Company. The voluntary dissolution of our Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

            Advance Notice of Director Nominations and New Business. Our Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only
(i) pursuant to the Company's notice of meeting, (ii) by our board of directors or (iii) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

            Meetings of Stockholders. Our Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by our board of directors during the month of May each year (commencing in May 1998). Special meetings of the stockholders may be called by (i) the President of the Company,
(ii) the Chief Executive Officer or (iii) the board of directors. Additionally, our Bylaws provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than 25% of all votes entitled to be cast at the meeting.

            Operations. Our Charter requires our board of directors generally to use commercially reasonable efforts to cause the Company to qualify as a REIT.

            Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws. The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the Maryland General Corporation Law, the provisions of the Charter on classification of the board of directors and removal of directors, and the advance notice provisions of the Bylaws, could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                        FEDERAL INCOME TAX CONSIDERATIONS

            The following is a summary of material federal income tax matters relating to the operations of our Company and Reckson that may be relevant to prospective stockholders of the Company. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of our tax counsel, the following discussion accurately reflects the federal income tax considerations relating to the operations of the Company that are likely to be material to a stockholder of the Company.

            EACH PROSPECTIVE STOCKHOLDER OF THE COMPANY IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK OF THE COMPANY AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

            General. We made an election to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. We believe the Company is organized and operates in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986. We intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

            The requirements relating to the federal income tax treatment of REITs and their stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

            Opinion of Our Tax Counsel. In the opinion of our tax counsel, commencing with the taxable year ended December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification as a REIT within the meaning of the Internal Revenue Code of 1986 and our proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986. It must be emphasized that the opinion of our tax counsel is based on various assumptions and is conditioned upon certain representations made by the Company and others as to factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Internal Revenue Code of 1986 that are discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

            Taxation of Our Company. As long as we qualify to be taxed as a REIT, we generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders. This is because the REIT provisions of the Internal Revenue Code of 1986 generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

            Even if we qualify to be taxed as a REIT, we may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if a REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property,


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



it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if a REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the REIT, then pursuant to guidelines issued by the Internal Revenue Service in Internal Revenue Service Notice 88-19, the excess of the fair market value of such property at the beginning of the applicable ten-year period over the REIT's adjusted basis in such asset as of the beginning of such ten-year period, or built-in gain, will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will make elections pursuant to the guidelines issued by the Internal Revenue Service in Internal Revenue Service Notice 88-19 or applicable future administrative rules or Treasury Regulations. Certain prior legislative proposals, if enacted in the form previously proposed, might change the guidelines issued by the Internal Revenue Service in Internal Revenue Service Notice 88-19. See "--Possible Federal Tax Developments."

            Requirements for Qualification. To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

            Organizational Requirements. The Internal Revenue Code of 1986 defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code of 1986; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code of 1986; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

            For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of shares of its stock for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

            We have satisfied the requirements set forth in (i) through (iv) above and believe that we have sufficient diversity of share ownership to allow it to satisfy conditions (v) and (vi) above. Our Charter includes certain restrictions regarding transfers of shares of Common Stock that are intended to assist the Company in satisfying the share ownership requirements described in
(v)  and  (vi)  above.  See  "Description  of  Capital   Stock--Restrictions  on
Transfer."

            In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.



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



            We have a number of "qualified REIT subsidiaries." A qualified REIT subsidiary is a corporation that is wholly owned by the REIT. Section 856(i) of the Internal Revenue Code of 1986 provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. Consequently, our "qualified REIT subsidiaries" will be ignored, and all assets and liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

            In the case of a REIT that is a partner in a partnership,  such REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the income and asset tests described herein. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, and of our subsidiary partnerships, limited liability companies, joint ventures and business trusts in which the Company or the Operating Partnership have and will have an interest are and will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and our subsidiary partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the Operating Partnership, the Subsidiary Partnerships and Their Partners."

            Income Tests. In order for us to maintain qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the REIT). Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the gross income of the Company's predecessor (including gross income from prohibited transactions) for each taxable year.

            Substantially all of our income is expected to be rental income from rents. In order for such income to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, we must satisfy several conditions. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom we derive no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by us are customarily furnished or rendered in connection with the rental of the real property in the geographic area in which the property is located. Based on our experience we believe that all services provided to tenants by us will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy, although there can be no assurance that the IRS will not contend otherwise.

            We believe that our real estate investments, which include an allocable share of income from the Operating Partnership, will give rise to income, substantially all of which will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. We will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts of sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants; (iii) derive more than a de minimus amount of rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform services considered to be rendered to the occupant of property, other than through an independent contractor from whom we derive no income.

            The Operating Partnership owns 5% of the voting common stock, and all of the non-voting stock, of Tower Equities Management, Inc., or Tower Management, a corporation that is taxable as a regular corporation and through which we conduct our real estate management, leasing and tenant/landlord representation businesses. Tower Management will perform management, development and leasing services for the Operating Partnership and other real properties owned in whole or in part by third parties. The income earned by and taxed to Tower Management would be nonqualifying income if earned directly by us. As a result of the ownership structure described above, the income will be earned by and taxed to Tower Management. Dividends paid by Tower Management to us are qualifying income for purposes of the 95% gross income test. See "Possible Federal Tax Developments" for a discussion of a proposal which would cause us to modify this structure.

            We may receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which we do not own an interest. Such fees will result in nonqualifying income under the 95% and 75% gross income tests. If the sum of the income realized by us (whether directly or through its interest in the Operating Partnership or our subsidiary partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income") exceeds 5% of our gross income for any taxable year, our status as a REIT would be jeopardized. We have represented that the amount of Non-Qualifying Income in any taxable year, including such fees, will not exceed 5% of our annual gross income for any taxable year.

            If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code of 1986. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the federal income tax return of the Company for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision would apply if the 30% income test had been failed for a taxable year prior to 1998 and, in such case, the Company would cease to qualify as a REIT. See--"Failure to Qualify."

            Asset Tests. In order for us to qualify as a REIT, at the close of each quarter of its taxable year we must also satisfy three tests relating to the nature of the our assets. First, at least 75% of the value of its total assets must be represented by real estate assets (which for this purpose include
(i) our allocable share of real estate assets held by partnerships in which the Company or a "qualified REIT subsidiary" owns an interest, (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering and held for not more than one year from the date the Company receives such proceeds, and (iii) shares in qualified REITs and cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another
REIT).

            We anticipate that we will be able to comply with these asset tests. The Company is currently deemed to, and will continue to be deemed to, hold directly its proportionate share of all real estate and other assets of the Operating Partnership and our subsidiary partnerships, and it should be considered to hold its proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, the Company intends to hold more than 75% of its assets as real estate assets. In addition, we do not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of our gross assets (determined in accordance with generally accepted accounting principles).

            After initially meeting the asset tests at the close of any quarter, we will not lose our REIT status for failing to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the


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



asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of its assets to ensure compliance with the asset tests and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

            Annual Distribution Requirements. In order to be taxed as a REIT, we will be required to meet certain annual distribution requirements. We will have to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

            To the extent that we do not distribute all of our net capital gain or distribute at least 95% (but less than 100%) of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute for each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

            We expect that our taxable income ordinarily will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing its taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

            It is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of consent dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and borrow funds for capital expenditures.

            Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, we may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to stockholders in the later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Failure to Qualify. If our Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, our Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Internal Revenue Code of 1986, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.



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



            Taxation of U.S. Stockholders of the Company. As used in this Prospectus, the term "U.S. Stockholder" means a holder of common or preferred shares of stock of the Company that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

            Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of stock will be taxable as an amount realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company.

            We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

            Capital Gain Dividends. Dividends to U.S. Stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

            Individual U.S. Stockholders and U.S. Stockholders that are estates and trusts currently are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. Current guidance applicable until the issuance of Treasury Regulations provides, subject to certain limitations, that a REIT may designate in which tax rate group a capital gain dividend belongs. In the absence of a designation, such dividend presumably will be treated as belonging in the 25%-rate group.

            Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its stockholders. In such event, the stockholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

            Passive Activity and Loss; Investment Interest Limitations. Distributions by us and gain from the disposition of shares of Common Stock ordinarily will not be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of Common Stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.



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



            Dispositions of Shares of Common Stock. A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of an individual, will be taxed at a lower rate. Losses incurred on the sale or exchange of shares of Common Stock held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

            Treatment of Tax-Exempt U.S. Stockholders. The Internal Revenue Service has ruled that amounts distributed by a REIT out of its earnings and profits to a tax-exempt pension trust did not constitute unrelated business taxable income. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as unrelated business taxable income upon the distribution of such income as dividends to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to unrelated business taxable income by virtue of the debt-financed income rules.

            In addition, tax-exempt pension and certain other tax-exempt trusts that hold more than 10% (by value) of the interests in a REIT may be required to treat a percentage of REIT dividends as unrelated business taxable income. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including such trusts and (ii) the REIT is "predominantly held" by such trusts. i.e., either (A) at least one such trust holds more than 25% (by value) of the interests in the REIT or (B) one or more such trusts (each of whom own more than 10% by value of the interests in the REIT) hold in the aggregate more than 50% (by value) of the interests in the REIT. It is not anticipated that our REIT qualification will depend upon application of the "look-through" exception or that we will be "predominantly held" by such trusts.

            Special  Tax  Considerations  for  Foreign  Stockholders.  The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

            In general, Non-U.S. Stockholders will be subject to United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder who receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Internal Revenue Code of 1986 which is payable in addition to United States corporate income tax. The following discussion applies to Non-U.S. Stockholders whose investment in the Company is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company, or (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form 4224 or applicable successor form with the Company, claiming that the distribution is "effectively connected" income.

            A distribution by us that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of the our Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

            Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980. Under the

Foreign Investment in Real Property Tax Act, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

            We are required to withhold from distributions to Non-U.S. Stockholders, and remit to the Internal Revenue Service, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. Tax treaties may reduce our withholding obligations. If the amount withheld by us with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the Internal Revenue Service. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

         Unless the shares of our Common Stock constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of our Common Stock will not constitute a United States real property interest if the Company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently believed that we are a domestically-controlled REIT, and therefore that the sale of shares in our Company will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because the shares of Common Stock are publicly traded, no assurance can be given that the Company will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, capital gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a Non-U.S. Stockholder if the Non- U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If our Company did not constitute a domestically-controlled REIT, whether a Non-U.S. Stockholder's, sale of shares of our Common Stock would be subject to tax under the Foreign Investment in Real Property Tax Act as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of the Company's shares were subject to taxation under the Foreign Investment in Real Property Tax Act, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of Common Stock from a Non-U.S. Stockholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased shares of Common Stock are "regularly traded" on an established securities market or if our Company is a domestically-controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act the purchaser of shares of our Common Stock may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

         Income Taxation of the Operating Partnership, our Subsidiary Partnerships and Their Partners. The following discussion summarizes certain federal income tax considerations applicable to our investment in the Operating Partnership and the indirect interest of our Company in our subsidiary partnerships.

            Classification of the Operating Partnership and Our Subsidiary Partnerships. We will be entitled to include in our income our distributive share of the income and to deduct our distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of our subsidiary partnerships) only if the

Operating Partnership (or our subsidiary partnerships) is classified for federal income tax purposes as partnerships or, in the case of certain of our subsidiary partnerships that are single-member limited liability companies, are disregarded as an entity separate from such member, rather than as associations taxable as corporations. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation. Such an organization formed prior to January 1, 1997 was treated as a partnership for federal income tax purposes rather than as a corporation for periods prior to
January 1, 1997 only if it had no more than two of the four corporate characteristics that the Treasury Regulations applicable to such organizations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Unless such organization elects otherwise, the classification claimed by the organization prior to January 1, 1997 will continue for periods on or after January 1, 1997, and such classification will be respected for all prior periods if the organization had a reasonable basis for such classification, the organization and all members of the organization recognized the federal tax consequences of any change in the organization's classification within the 60 months prior to January 1, 1997, and neither the organization nor any member was notified in writing on or before May 8, 1996 that the classification of the organization was under examination.

            We expect that the Operating Partnership and all of our subsidiary partnerships formed on and after January 1, 1997 either will have two or more members at all times or, in the case of certain of our subsidiary partnerships, will have a single member, and that none of those organizations will elect to be treated as an association for federal income tax purposes. In addition, our subsidiary partnerships in existence prior to January 1, 1997 and owned, directly or indirectly, by the Company and its predecessor claimed to be partnerships for all periods prior to January 1, 1997 and were not notified in writing on or before May 8, 1996 that such classification was under examination. In the opinion of our tax counsel, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations, the Operating Partnership and our subsidiary partnerships have been, continue to be and will be, treated as partnerships for federal income tax purposes or, in the case of those subsidiary partnerships that are single-member limited liability companies, will be disregarded as an entity separate from such member. However, neither the Operating Partnership nor any of our subsidiary partnerships have requested, nor do they intend to request, a ruling from the Internal Revenue Service that they will be treated as partnerships or disregarded, as applicable, for federal income tax purposes. Our tax counsel's opinion is not binding on the Internal Revenue Service or the courts.

         A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for each taxable year consists of "qualifying income," which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. See "--Requirements for Qualification--Income Tests." For this purpose, the Related Party Tenant test is applied by treating the partnership as owning an interest in any corporation that is owned directly or indirectly by any 5% partner. The partnership agreement of the Operating Partnership contains restrictions regarding transfers of units in the Operating Partnership that are intended to assist the Operating Partnership in satisfying the Related Party Tenant test applicable for purposes of the qualifying income exception. If the Operating Partnership would be classified as a publicly traded partnership but for the qualifying income exception, the income recognized by a partner would no longer be characterized as passive income (which can be used to offset a partner's passive losses); rather, it would be characterized as portfolio income (which can not be used to offset passive losses).

            It is unclear whether the right of unit holders in the Operating Partnership to exchange their units for shares of the Company would be treated as the "substantial equivalent" of the units being readily tradeable. However, because it is anticipated that the Operating Partnership will meet the Qualifying Income Exception, it should not be treated as a corporation under the publicly-traded partnership rules. In addition, Treasury Regulations provide certain safe harbors that, if applicable, will cause partnership interests to be treated as interests that are not readily tradeable on a secondary market or the substantial equivalent thereof. One such safe harbor requires that (i) all interests in the partnership were issued in transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. Because interests in the Operating Partnership and its predecessors were issued in transactions that were not required to be registered under the Securities Act and the Operating Partnership has not had and does not currently have more than 100 partners, the safe harbor should apply to the Operating

Partnership for prior taxable years and for any taxable year during which the Operating Partnership does not have more than 100 partners.

            If for any reason the Operating Partnership or one of our subsidiary partnerships were taxable as a corporation for federal income tax purposes, our Company would not be able to satisfy the requirements for REIT status. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in any such organization's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of any such organization would not pass through to its partners or members, and its partners or members would be treated as stockholders for tax purposes. Any such organization would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners or members would constitute dividends that would not be deductible in computing such organization's taxable income.

            Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

            Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code of 1986 if they do not comply with the provisions of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder as to substantial economic effect.

            If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and our subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

            Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a corporate partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements imposed by the Internal Revenue Code of 1986, our share, as a partner, of any gain realized by the Operating Partnership or our subsidiary partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company."

            Information Reporting Requirements and Backup Withholding Tax. We will report to our U.S. Stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder (i) fails to furnish its taxpayer identification number (which, for an individual, would be such individual's Social Security number), (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

            Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

            State and Local Tax Considerations. We are, and our stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the Company, its stockholders, the Operating Partnership or our subsidiary partnerships transact business or reside. The state and local tax treatment of the Company, the Operating Partnership, our subsidiary partnerships and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

            Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of the Company, its stockholders, or Reckson and its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company, its stockholders, Reckson or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action. In this regard, two provisions in President Clinton's budget proposal for fiscal year 2000 could affect us if enacted in final form: First, the proposal would prohibit a REIT from owning, directly or indirectly, more than 10% percent of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary). As noted above, at present a REIT may own no more than 10% of the voting stock of a C corporation, but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interest in a C corporation may not exceed 5% of the value of a REIT's total assets). However, the proposal provides an exception to the 5% and 10% asset test in that REITs would be permitted to have "taxable REIT subsidiaries." One type of taxable REIT subsidiary, a "qualified business subsidiary," would be allowed to undertake non-tenant related activities that currently generate non-qualifying income for a REIT, such as third-party management and development. Another type of taxable REIT subsidiary, a "qualified independent contractor subsidiary," would be allowed to perform non-customary and other currently prohibited services with respect to REIT tenants, as well as activities that can be performed by a qualified business subsidiary. The value of all taxable REIT subsidiaries owned by a REIT could not represent more than 15% of the value of the REIT's total assets, and within this 15% limitation, no more than 5% of the total value of the REIT's assets could consist of qualified independent contractor subsidiaries. Also, a taxable REIT subsidiary would not be entitled to deduct any interest incurred on debt funded directly or indirectly by the REIT. Moreover, a 100% excise tax would be imposed on excess payments to ensure arms-length pricing for both services provided to REIT tenants and allocation of shared expenses between the REIT and the taxable REIT subsidiary. Finally, there would be significant limits placed upon intercompany rentals between the REIT and the taxable REIT subsidiary. This proposal would be effective after the date of enactment. REITs would be allowed to combine and convert preferred stock subsidiaries into taxable REIT subsidiaries tax free prior to a certain date, and there would be a transition period to allow for conversion of preferred stock subsidiaries before the 10% vote or value test would become effective. This provision, if enacted as presently written, would permit our use of taxable subsidiaries to conduct businesses generating income that would be non-qualifying income if received by us, with the restrictions noted above. Second, the proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than $5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 2000 and mergers of C corporations into REITs that occur after December 31, 1999. This provision was proposed in connection with Congress' consideration of the 1999 budget, but it was not enacted. However, future changes to tax laws and regulations with respect to REITs as a result of the proposal generally cannot be predicted and could have an unfavorable impact on our operations.

                              SELLING STOCKHOLDERS

           As described elsewhere in this Prospectus, the Selling Stockholders are persons who either have received restricted shares of our Common Stock or may receive shares of our Common Stock in exchange for their OP Units. The following table sets forth, as of April 15, 1999, the name of each Selling Stockholder, the number of shares of our Common Stock beneficially owned by each Stockholder, the number of shares of our Common Stock owned by each Selling Stockholder to which this Prospectus relates and the number and percentage of shares of our Common Stock beneficially owned by each Selling Stockholder following the Offering to which this Prospectus relates. Since Selling Stockholders may sell all, some or none of their shares of Common Stock that are to be offered by this Prospectus, no estimate can be made of the aggregate number of shares of Common Stock offered by this Prospectus, or the aggregate number of shares of Common Stock that will be owned by each Selling Stockholder upon completion of the Offering to which this Prospectus relates. Except as otherwise noted below, none of the Selling Stockholders has, within the past three years, had any position, office or other material relationship with the Company.

           The shares of Common Stock offered by this Prospectus may be offered from time to time directly by the Selling Stockholders named below or by pledgees, donees, transferees or other successors in interest thereto:




                                                                                                Number of
                                                            Shares            Maximum          Shares to Be
                                                         Beneficially        Number of         Beneficially      Percentage to
                                                        Owned Prior to      Shares Which       Owned After      Be Beneficially
                                                         this Offering      May Be Sold           this            Owned After
            Name                                            (1)(2)           Hereunder          Offering(2)      the Offering(2)
--------------------------------------------------- --------------------- -------------------- ------------------ -----------------


Morgan Stanley Dean Witter Investment
Management Inc.(3)                                       1,780,630           1,655,430           125,200            *

Lawrence H. Feldman (4)                                    904,254            887,946+                 0            *

Jeffrey Feldman (5)                                            616                616+                 0            *

Robert L. Cox (6)                                          173,723            106,723+            67,000            *

Joseph D. Kasman (7)                                       109,421            109,421+                 0            *

Reuben Friedberg (8)                                        40,452             30,119+            10,333            *

Reid Berman                                                 68,102             68,102+                 0            *

Lawrence H. Stein (9)                                       63,385             12,754+            50,631            *

Eric S. Reimer (10)                                        101,389             78,722+            22,667            *

Richard M. Wisely (11)                                      58,000             38,000+            20,000            *

Robert M. Adams (12)                                        73,993             53,993+            20,000            *

Clifford L. Stein (13)                                      80,000             80,000+                 0            *

The Milton Stein Family Trust (14)                          50,631             50,631+                 0            *

Carlyle Industries, Inc.                                     4,440              4,440+                 0            *

Richard Cook                                                 2,500              2,500+                 0            *

Brian Cook                                                   1,250              1,250+                 0            *



                                       40





Craig Cook                                                   1,250              1,250+                 0            *

Leo Berger                                                   6,000              6,000+                 0            *

Shoen U.S.A. Inc.                                            2,963              2,963+                 0            *

Maurice Deane                                                4,000              4,000+                 0            *

General Electric Real Estate Equities, Inc.                138,360             138,360                 0            *

Office Invest Sub LLC (15)                                 459,400             459,400                 0            *

DRA Opportunity Fund (16)                                  465,400             465,400                 0            *

Carlyle Realty Partners, L.P. (17)                         123,150             123,150                 0            *

Carlyle Realty Qualified Partners, L.P.(18)                130,506             130,506                 0            *

Carlyle Realty Partners Sunrise, L.P. (19)                  79,489              79,489                 0            *

Carlyle Realty Coinvestment, L.P. (20)                      51,470              51,470                 0            *

Maitland Property Investors, Ltd. (21)                      16,308             16,308+                 0            *

Max Tower 810, LLC                                         129,032             129,032                 0            *

--------------------
(*)    Less than 1%
(+) Shares of Common Stock are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such shares of Common Stock pursuant to this Prospectus or otherwise until October 9, 1999.

       (1) Beneficial ownership based upon information provided by the respective Selling Stockholders. Unless otherwise noted in the following footnotes, the shares of Common Stock set forth in this column with respect to a particular Selling Stockholder have not also been attributed to the shareholders, limited partners or general partners of such Selling Stockholders.
       (2) Assumes sale of all shares of Common Stock registered hereunder, even though Selling Stockholders are under no obligation known to the Company to sell any shares of Common Stock at this time. Assumes that all OP Units held by or attributable to the person are exchanged for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of Common Stock.
       (3) John Timothy Morris, a director of our Company, is a Managing Director of Morgan Stanley & Co. and Morgan Stanley Dean Witter Investment Management Inc. Certain of the 1,655,430 shares of Common Stock registered hereunder in the name of Morgan Stanley Dean Witter Investment Management Inc. are owned by the following affiliates of Morgan Stanley Dean Witter Investment Management Inc. and Mr. Morris: MS Real Estate Special Situations, Inc., Morgan Stanley Real Estate Special Situations Fund I, L.P., Morgan Stanley Real Estate Special Situations Fund II, L.P. and Morgan Stanley Real Estate Special Situations Investors, L.P.
       (4) Lawrence H. Feldman is a former Chairman of the Board, Chief Executive Officer and President of our Company. Mr. Feldman resigned his positions on August 3, 1998. Mr. Feldman is the President and a shareholder of Lake Success Realty Investors, Inc., the general partner of Maitland Property Investors, Ltd. The number of shares to be beneficially owned by Mr. Feldman after the offering covered by this Prospectus assumes that Maitland Property Investors, Ltd. has also disposed of all shares of Common Stock owned by it pursuant to this Prospectus. See Footnote (21)
       (5) Jeffrey Feldman is the brother of Lawrence H. Feldman. See Footnote (4).
       (6) Robert L. Cox is the Acting Chief Executive Officer and President and a director of our Company. The 173,723 shares of Common Stock beneficially owned by Mr. Cox includes 67,000 exercisable options to purchase Common Stock.

       (7) Joseph D. Kasman is a former Senior Vice President and Chief Financial Officer of our Company. Mr. Kasman resigned his positions as of April 18, 1998.
       (8) Reuben Friedberg is the Vice President--Finance of our Company. The 40,452 shares of Common Stock beneficially owned by Mr. Friedberg includes 10,333 exercisable options to purchase Common Stock.
       (9) Lawrence Stein is the brother of Clifford L. Stein, Managing Director--Southeast Region of our Company and is the trustee of The Milton Stein Family Trust. Mr. Stein has voting and dispositive powers over the OP Units owned by The Milton Stein Family Trust. See Footnotes (13) and (14).
       (10) Eric S. Reimer is the Vice President--Leasing of our Company. The 101,389 shares of Common Stock beneficially owned by Mr. Reimer includes 22,667 exercisable options to purchase Common Stock.
       (11) Richard M. Wisely is a director of our Company. The 58,000 shares of Common Stock beneficially owned by Mr. Wisely includes 20,000 options to purchase Common Stock.
       (12) Robert M. Adams is a director of our Company. The 73,993 shares of Common Stock beneficially owned by Mr. Adams includes 20,000 options to purchase Common Stock.
       (13) Clifford L. Stein is the Managing Director--Southeast Region of our Company, the brother of Lawrence Stein and an indirect beneficiary of The Milton Stein Family Trust. Mr. Stein disclaims beneficial interest in the OP Units held by The Milton Stein Family Trust. See Footnotes (9) and (14).
       (14) The Milton Stein Family Trust is an irrevocable trust. See Footnotes (9) and (13).
       (15) Office Invest Sub LLC is an affiliate of DRA Advisors Inc. of which Francis X. Tansey, the Chairman of the Board of our Company, serves as President.
       (16) DRA Opportunity Fund is an affiliate of DRA Advisors Inc. of which Francis X. Tansey, the Chairman of the Board of our Company, serves as President.
       (17) Carlyle Realty Partners, L.P. is an affiliate of The Carlyle Group, of which Esko I. Korhonen, a director of our Company, was a principal until December 1998.
       (18) Carlyle Realty Qualified Partners, L.P. is an affiliate of The Carlyle Group, of which Esko I. Korhonen, a director of our Company, was a principal until December 1998.
       (19)    Carlyle  Realty  Partners  Sunrise,  L.P. is an  affiliate of The
               Carlyle Group, of which Esko I. Korhonen, a director of our Company, was a principal until December 1998.
       (20) Carlyle Realty Coinvestment, L.P. is an affiliate of The Carlyle Group, of which Esko I. Korhonen, a director of our Company, was a principal until December 1998.
       (21) Maitland Property Investors, Ltd. is an affiliate of a predecessor of our Company and Lawrence H. Feldman is the President and a shareholder of Lake Success Realty Investors, Inc., the general partner of Maitland Property Investors, Ltd. See Footnote (4).

                              PLAN OF DISTRIBUTION

           This Prospectus relates to the offer and sale from time to time by the persons listed under the Selling Stockholders section of this Prospectus of up to 4,787,975 shares of our Common Stock. We have issued 3,103,205 shares of restricted Common Stock to certain Selling Stockholders and may issue further shares of our Common Stock to the extent certain other Selling Stockholders exchange their 1,684,770 OP Units held by them in our subsidiary, the Operating Partnership, for an equal number of shares of Common Stock. We have registered the Selling Stockholders' shares of Common Stock for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

           Selling Stockholders (or pledgees, donees, transferees or other successors in interest) may sell the shares of Common Stock to which this Prospectus relates from time to time on the New York Stock Exchange, where our Common Stock is listed for trading, in other markets where our Common Stock is traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock offered hereby will be borne by the Selling Stockholders.

          The Selling Stockholders may effect such transactions by selling shares of Common Stock offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

           In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of the shares which are the subject of this Prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this Prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock offered hereby against certain liabilities, including liabilities arising under the Securities Act.

           The shares which are the subject of this Prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares which are the subject of this Prospectus may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. There is no present plan of distribution.

           When a Selling Stockholder elects to make a particular offer of the shares which are the subject of this Prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

                                     EXPERTS

          The consolidated balance sheets of the Company as of December 31, 1998 and 1997 and consolidated statements of income, retained earnings and cash flows of the Company for the year ended December 31, 1998 and for the period from March 27, 1997 through December 31, 1997 and the combined statements of income, retained earnings and cash flows of the Tower Predecessor for the period from January 1, 1997 to October 15, 1997 and the year ended December 31, 1996, incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on authority of that firm as experts in accounting and auditing.

            The financial statements with respect to 810 Seventh Avenue, incorporated by reference in the Registration Statement of which this Prospectus forms a part, to the Current Report on Form 8-K/A of the Company, dated March 2, 1998, have been audited by Frank J. Stella, Jr., CPA, independent accountant, as indicated in his report and are included herein upon the authority of said independent accountant as an expert in giving such report.

                                  LEGAL MATTERS

            Certain legal matters will be passed upon for us by Battle Fowler LLP, New York, New York. The validity of the shares of Common Stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax matters contained in the section of this Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP.

-------------------------------------------------------------------------------- ---------------------------------------------------

No dealer,  salesperson  or other  individual  has been  authorized  to give any information  or make any  representations  not  contained in this  Prospectus in connection with the offering covered by this Prospectus.  If given or made, such information or representation  must not be relied upon as having been authorized by the Company or the Selling Stockholders.  This Prospectus does not constitute
an offer to sell, or a solicitation  of an offer to buy, the Common Stock in any                       4,787,975 Shares
jurisdiction  where, or to any person to whom, it is unlawful to make such offer or  solicitation.  Neither  the  delivery of this  Prospectus  nor any sale made
hereunder shall, under any  circumstances,  create an implication that there has                         TOWER REALTY
not been any change in the facts set forth in this  Prospectus or in the affairs                          TRUST, INC.
of the Company since the date hereof.

                                ------------------                                                       Common Stock

                                TABLE OF CONTENTS

                                ------------------                                                      --------------

                                                                                                           PROSPECTUS
                                   Prospectus
                                                                                                        --------------
                                                                    Page

Available Information................................................3
Incorporation of Certain Documents By Reference..................... 3
Forward-Looking Information..........................................4
Prospectus Summary...................................................5
Risk Factors.........................................................7
Our Company.........................................................15
What Stockholders Will Receive in the Merger
If It Occurs........................................................15                                      , 1999
Use of Proceeds.....................................................18
Description of Our Capital Stock....................................19
Federal Income Tax Considerations...................................29
Selling Stockholders................................................40
Plan of Distribution................................................42
Experts.............................................................43
Legal Matters.......................................................44

-------------------------------------------------------------------------------- ---------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

SEC, registration fee..........................................    $26,454.76
Accounting fees and expenses...................................      6,000.00
Legal fees and expenses........................................     75,000.00
Miscellaneous expenses.........................................     25,000.00
                                                                  -----------
              Total............................................   $132,454.76
                                                                  ===========

Item 15.  Indemnification of Directors and Officers.

                The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

                Our Charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, REIT, partnership, limited liability company, association, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a former director or officer of the Company. Our Bylaws obligate us, to the extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. Our Charter and Bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

                The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgement of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland

General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

                We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16.  Exhibits.

 3.1    --      Amended and Restated Articles of Incorporation of the Registrant
                (filed as  Exhibit  3.1 to our  Registration  Statement  on Form
                S-11, as amended (File No. 333-33011) and incorporated herein by reference).

 3.2    --      Articles  Supplementary of the Registrant,  dated as of December
                8, 1998  (filed as Exhibit  10.9 to our  Current  Report on Form
                8-K, dated December 7, 1998 and filed December 18, 1998 and incorporated herein by reference).

 3.3    --      Amended and Restated By-laws of the Registrant (filed as Exhibit
                3.2 to our Registration Statement on Form S-11, as amended (File
                No. 333-33011) and incorporated herein by reference).

 4.1    --      Form  of  Share  Certificate   (filed  as  Exhibit  4.1  to  our
                Registration  Statement  on Form  S-11,  as  amended  (File  No.
                333-33011) and incorporated herein by reference).

 5.1    --      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

*8.1    --      Opinion of Battle Fowler LLP as to certain tax matters.

 23.1   --      Consent of Ballard Spahr  Andrews & Ingersoll,  LLP (included in
                Exhibit 5.1).

*23.2   --      Consent of Battle Fowler LLP (included in Exhibit 8.1).

 23.3   --      Consent of PricewaterhouseCoopers LLP (New York, New York).

 23.4   --      Consent of Frank J. Stella, Jr., CPA (Great Neck, New York).

 24.1   --      Power of Attorney (included on signature page hereto).
--------------------
* To be filed by amendment.

Item 17.  Undertakings.

                     The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3)       To  remove  from   registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in
Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 21, 1999.

                   TOWER REALTY TRUST, INC.,
                   a Maryland corporation (Registrant)


                   By:  /s/ Lester S. Garfinkel
                        ------------------------------------------------------
                        Name:  Lester S. Garfinkel
                        Title: Executive Vice President--Finance and
                               Administration and Chief Financial Officer



                                POWER OF ATTORNEY

           Each person whose signature appears below hereby constitutes and appoints Robert L. Cox and Lester S. Garfinkel and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                                          TITLE                                              DATE
---------                                          -----                                              ----

/s/ Robert L. Cox                                 Acting Chief Executive Officer and President       April 21, 1999
-----------------------------------------         and Director
Robert L. Cox                                     (Principal Executive Officer)


/s/ Lester S. Garfinkel                           Executive Vice President--Administration and       April 21, 1999
-----------------------------------------         Finance and Chief Financial Officer and
Lester S. Garfinkel                               Director
                                                  (Principal Financial and Accounting Officer)


/s/ Francis X. Tansey                             Chairman of the Board                              April 21, 1999
-----------------------------------------
Francis X. Tansey


/s/ Robert M. Adams                                                                                  April 21, 1999
-----------------------------------------          Director
Robert M. Adams






SIGNATURE                                          TITLE                                             DATE
---------                                          -----                                             ----

/s/ Esko I. Korhonen                               Director                                          April 21, 1999
-----------------------------------------
Esko I. Korhonen


/s/ Stephen B. Siegel                              Director                                          April 21, 1999
-----------------------------------------
Stephen B. Siegel

/s/ Richard M. Wisely                              Director                                          April 21, 1999
-----------------------------------------
Richard M. Wisely


/s/ John Timothy Morris                            Director                                          April 21, 1999
------------------------------------------
John Timothy Morris


                                  EXHIBIT INDEX


Exhibit No.                           Description
-----------                           -----------

 3.1    --      Amended and Restated Articles of Incorporation of the Registrant
                (filed as  Exhibit  3.1 to our  Registration  Statement  on Form
                S-11, as amended (File No. 333-33011) and incorporated herein by reference).

 3.2    --      Articles  Supplementary of the Registrant,  dated as of December
                8, 1998  (filed as Exhibit  10.9 to our  Current  Report on Form
                8-K, dated December 7, 1998 and filed December 18, 1998 and incorporated herein by reference).

 3.3    --      Amended and Restated By-laws of the Registrant (filed as Exhibit
                3.2 to our Registration Statement on Form S-11, as amended (File
                No. 333-33011) and incorporated herein by reference).

  4.1   --      Form  of  Share  Certificate   (filed  as  Exhibit  4.1  to  our
                Registration  Statement  on Form  S-11,  as  amended  (File  No.
                333-33011) and incorporated herein by reference).

  5.1   --      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

 *8.1   --      Opinion of Battle Fowler LLP as to certain tax matters.

 23.1   --      Consent of Ballard Spahr  Andrews & Ingersoll,  LLP (included in
                Exhibit 5.1).

*23.2   --      Consent of Battle Fowler LLP (included in Exhibit 8.1).

 23.3   --      Consent of PricewaterhouseCoopers LLP (New York, New York).

 23.4   --      Consent of Frank J. Stella, Jr., CPA (Great Neck, New York).

 24.1   --      Power of Attorney (included on signature page hereto).
----------------------
*  To be filed by amendment.